Exhibit 99.1

Quantum Technologies Reports Fiscal 2010 Third Quarter Financial Results

IRVINE, Calif., March 15, 2010 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles, today reported results for the third quarter of fiscal 2010. Conference call information is provided below.

Third Quarter and Nine Month Operating Results

Revenues decreased $4.4 million, from $5.9 million in the third quarter of fiscal 2009 to $1.5 million in the third quarter of fiscal 2010, and decreased $9.8 million, from $17.0 million in the first nine months of fiscal 2009 to $7.2 million in the first nine months of fiscal 2010. The decrease in revenue for the third quarter and first nine months of fiscal 2010 is primarily related to customer delays on the Q-Drive development program as Fisker Automotive finalized its $528 million loan from the Department of Energy. Despite lower revenues, the Company’s overall operating loss decreased $5.8 million, from $11.9 million in the third quarter of fiscal 2009 to $6.1 million in the third quarter of fiscal 2010, and decreased $5.5 million, from $20.8 million in the first nine months of fiscal 2009 to $15.3 million in the first nine months of fiscal 2010. The decrease in operating losses was primarily due to the amortization and impairment of the intangible asset related to the Company’s strategic alliance with General Motors that was written off in the third quarter of fiscal 2009.

Contract revenue for the Quantum Fuel Systems segment decreased $4.7 million, from $5.7 million in the third quarter of fiscal 2009 to $1.0 million in the third quarter of fiscal 2010. The decrease was primarily related to customer delays on the Q-Drive development program and the completion in fiscal year 2009 of the fuel cell development programs for General Motors.

Operating loss for the Quantum Fuel Systems segment decreased $6.2 million, from $9.1 million in the third quarter of fiscal 2009 to $2.9 million in the third quarter of fiscal 2010, and decreased $4.8 million, from $12.5 million in the first nine months of fiscal 2009 to $7.7 million in the first nine months of fiscal 2010. The decreased loss was primarily due to the impairment of the General Motors intangible asset that was recorded in the third quarter of fiscal 2009.

Corporate segment expenses increased by $0.4 million in the third quarter of fiscal 2010 from $2.8 million in fiscal 2009 to $3.2 million in fiscal 2010, and decreased by $0.7 million in the first nine months of fiscal 2010 from $8.3 million in fiscal 2009 to $7.6 million in fiscal 2010. Corporate segment expenses reflect the general and administrative expenses that indirectly support the Company’s ongoing Quantum Fuel Systems operating segment and anticipated future operating segments and consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and the board of directors. The share-based compensation expense was $0.7 million and depreciation and amortization expense was $0.9 million for the first nine months of fiscal 2010. Cash used from operations during the first nine months of fiscal 2010 was $11.1 million.

The financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with conversion features contained within the Company’s convertible notes and term note debt instruments and the derivative liabilities associated with certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which represent non-cash unrealized gains or losses, amounted to a $24.9 million gain in the third quarter of fiscal 2010 compared to a loss of $5.1 million in the third quarter of fiscal 2009. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of the Company’s stock price, the Company’s credit rating, discount rates, and stated interest rates. The gain in fiscal 2010 and the loss in fiscal 2009 were primarily attributable to the decrease and increase, respectively, in the Company’s share price during those periods. Also reflected in the financial statements for the third quarter of fiscal 2010 is a loss on modification of derivative instruments of $5.1 million resulting from (i) extending the stated maturity dates on the Company’s three convertible notes from August 31, 2010 to March 31, 2011, (ii) extending the expiration date of the $10.0 million lender commitment from August 31, 2009 to March 31, 2011, and (iii) issuing a new debt instrument in satisfaction of a fee negotiated with the Company’s lender to obtain the lender’s consent, as required by our Credit Agreement, on the Company’s planned acquisition of Schneider Power.

The Company recognized $0.1 million and $0.6 million in the three and nine months ended January 31, 2010, respectively, representing the Company’s equity share in earnings of its affiliate, Asola.

The Company reported net income of $14.1 million in the third quarter of fiscal 2010, compared to a net loss of $18.5 million in the third quarter of fiscal 2009. The Company’s net loss increased from $24.8 million for the first nine months of fiscal 2009 to $40.8 million in the first nine months of fiscal 2010.

Alan P. Niedzwiecki, President and CEO, stated, “Over the next several quarters, we anticipate an increase in revenues as well as an improvement in bottom line results driven by the Fisker program, our solar initiatives and with the anticipated consolidation of Schneider Power in April 2010. We continue to see traction in the solar industry, both in the local markets and throughout Europe and Asia. Our equity share in earnings of our affiliate, Asola, has improved dramatically year over year as Asola’s new 45 MW production facility is now at full capacity.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2010	2009	2010
Revenue:
Net product sales	$215,873	$474,803	$814,134	$1,086,960
Contract revenue from affiliate	4,344,667	330,667	9,342,108	3,241,718
Contract revenue from non-affiliates	1,320,353	673,966	6,859,514	2,899,644

Total revenue	5,880,893	1,479,436	17,015,756	7,228,322

Costs and expenses:
Cost of product sales	448,725	329,189	1,524,977	1,190,732
Research and development	7,316,005	2,939,888	18,709,537	10,244,100
Selling, general and administrative	3,870,302	4,297,651	10,569,428	11,056,749
Amortization and impairment of intangible asset	6,190,719	—	7,020,607	—

Total costs and expenses	17,825,751	7,566,728	37,824,549	22,491,581

Operating loss	(11,944,858)	(6,087,292)	(20,808,793)	(15,263,259)

Interest expense, net	(886,037)	(769,206)	(2,731,419)	(2,222,422)
Fair value adjustments of derivative instruments	(5,066,000)	24,902,000	25,543,000	(9,930,000)
Loss on modification of debt and derivative instruments	—	(5,076,000)	(23,834,000)	(14,615,000)
Gain (loss) on settlement of debt and derivative instruments, net	141,000	1,123,610	(4,294,000)	722,239
Equity in earnings (losses) of affiliate, net	(793,250)	64,000	(672,000)	551,000
Other income (expense), net	—	(7,308)	1,999,751	(27,774)

Income (loss) before income tax expense	(18,549,145)	14,149,804	(24,797,461)	(40,785,216)

Income tax expense	(400)	(959)	(1,200)	(3,000)

Net income (loss)	$(18,549,545)	$14,148,845	$(24,798,661)	$(40,788,216)

Per share data - Net income (loss):
Basic	$(0.19)	$0.10	$(0.28)	$(0.33)
Diluted	$(0.19)	$0.02	$(0.28)	$(0.33)

Weighted average shares outstanding:
Basic	97,629,241	141,487,633	89,880,374	122,713,767
Diluted	97,629,241	172,556,058	89,880,374	122,713,767

Cash Flow Information for Operations (Unaudited):
Depreciation and amortization	$870,889	$298,547	$2,693,944	$942,830
Net cash used in operating activities	(5,741,699)	(1,826,960)	(13,333,066)	(11,061,858)
Net cash used in investing activities	(1,301,842)	(640,330)	(9,469,099)	(1,164,353)
Net cash provided by financing activities	(869,847)	10,054	24,440,180	13,726,269

	April 30, 2009	January 31, 2010
		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$2,621,215	$4,121,273
Working capital (deficit)	(24,434,083)	(33,116,756)
Total assets	59,882,804	59,061,164
Derivative instruments:
Current	15,198,000	19,758,000
Non-current	—	6,321,000
Long-term debt, less current portion	18,540,330	3,276,642
Stockholders’ equity	5,132,304	5,732,178

Financial Results Call Scheduled:

Monday, March 15, 2010 6:00 a.m. Pacific time (9:00 p.m. Eastern time)

Conference Call Number: (706) 643-3625; Conference ID # 62408328

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 22, 2010 at 11:00 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of hybrids, anticipated legislation and government funding, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact including, but not limited to, statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions should be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, without limitation, whether we can obtain adequate equity or debt financing on reasonable term, if at all, whether we enter into a long-term exclusive supply agreement with Fisker Automotive for certain components and control systems for Q-Drive powertrain system; whether Fisker Automotive actually incorporates the Q-Drive powertrain system in its Fisker Karma; whether Fisker Automotive is able to successfully bring the Fisker Karma to market and, if yes, the number of Karma’s that are sold; if Fisker Automotive delays or suspends development or production of the Fisker Karma, variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; our ability to secure government funding under the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program and other government funding and grant programs; whether we obtain sufficient financing for our planned solar manufacturing facility, costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid vehicles and technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2009 and in our other filings with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Investor Relations

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2010 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500      Fax 949-399-4600